Exhibit 14

COMPANY ETHICS POLICY

It is the policy of the Company that directors, officers, and employees of the Company obey the laws of local, state and Federal governments. The Company intends that its business and the actions of all employees will represent the real spirit and intent of the laws and moral codes under which we operate and live. We want and expect all employees to do what is right and to act so that others will view them as having the very highest of standards of personal and corporate behavior.

We pledge ourselves to be fair and honest in our relationships with each other, with individuals outside the Company and with other organizations, both public and private. No employee will be permitted to obtain special favors or considerations from any person or any organization through illegal or unethical acts. We will not buy off or pay off anyone to further corporate goals, nor accept gifts or favors that might influence, or be expected to influence, our dealings with others. This applies to the Company and to every employee.

There is no way to assure ethical behavior except through the desire of the individual. Our purpose here is to establish a broad code of conduct that sets minimum goals and guidelines to cover the most common and the most sensitive activities.

Standards of Conduct in Business Transactions

All officers and employees of the Company shall at all times strive to be in strict compliance with all laws and applicable regulations.

Conflicting Interests

All employees have a duty to the Company to be free from the influence of any conflicting interest when they represent the Company in negotiations, or make recommendations with respect to dealing with third parties. They are expected to deal with suppliers, customers, contractors and all others doing business with the Company on the sole basis of what is in the best interest of the Company, without favor or preference to third parties based on personal considerations.

Complying With Antitrust Laws

The Company is firmly committed to compliance at all times with the antitrust laws. Every employee whose activities may be affected by the antitrust laws is expected to be familiar with and to follow the guidelines disseminated by the Company for this purpose.

Regulatory Agencies

The Company, operating as a regulated investor-owned public utility in Texas and New Mexico, is under the jurisdiction of the Federal Energy Regulatory Commission, the Public Utility Commission of Texas, the New Mexico Public Service Commission, and several municipalities within the State of Texas. It is the Company’s policy to be fair and honest in all dealings with these regulatory agencies.

No director, officer, or employee of the Company will attempt to influence the decision of these agencies by means other than by presentation of facts, legal argument and by open discussion with the Commissions and staff members in a manner not contrary to the rules and practices of each respective regulatory agency.

News Media

The Company will be open and honest when dealing with the news media. No information will intentionally be withheld from the news media unless it is important to the continued successful operation of the Company that such information be kept confidential. In this case, the importance of the confidentiality will be expressed.

Environmental Protection

It is the Company’s policy to:

•	Take necessary steps to prevent or abate harmful pollution resulting from the Company’s operations.

•	Work and cooperate with local, state and national governmental agencies charged with pollution control.

•	Assist governmental bodies in the development of sound, equitable and realistic standards designed to control the quality of air and water.

Public Affairs

•	It is a proper and necessary function of the Company’s management to concern itself with local, state and national affairs that might directly affect the economic system under which the Company operates. Management carries a responsibility to the Company’s shareholders, employees, customers and to the general public to assist in creating an awareness, understanding and acceptance of the Company’s position at all levels of governmental activity.

•	No Company funds, property or services are to be used to support any political party or candidate, other than as may be authorized by state or Federal law.

•	Each employee to the degree which he believes appropriate, should involve himself or herself in the political process. The Company’s employees who participate will do so as individual citizens in the affairs of government.

Implementation

•	All officers and departmental managers of the Company are responsible for monitoring and enforcement of this policy statement within their specific areas of supervisory responsibility.

•	Any officer or employee of the Company who discovers any event of questionable or fraudulent or illegal nature which is in violation of the foregoing policies is to report immediately such event to the Director-Audit Services and to the General Counsel of the Company.

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